UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): August 23, 2006

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 23, 2006, Unitil Corporation’s (“Registrant”) New Hampshire utility subsidiary, Unitil Energy Systems, Inc. (“UES”) filed a proposed Settlement Agreement (“Agreement”) with the New Hampshire Public Utilities Commission (“NHPUC”) in the proceeding regarding the increase in distribution rates requested by UES in November, 2005. In its initial filing, UES also requested a step adjustment for certain capital additions made after the test year and proposed to recover pension and postretirement benefits other than pension (“PBOP”) costs through a new annually reconciling rate mechanism. The Agreement between UES, the NHPUC Staff and the Office of the Consumer Advocate would resolve all issues in the pending rate proceeding. This Agreement is subject to final approval by the NHPUC and a final Order is expected to be issued on or about October 1, 2006.

Subject to the final approval of the NHPUC, the Agreement reflects a permanent distribution base rate increase of $2,266,966, or 1.5% above current total revenues and 7.2% above current base distribution revenues, effective January 1, 2006. In addition, the Agreement provides for step adjustment rate increases of approximately $390,000, effective November 1, 2006 and $130,000, effective May 1, 2007 to reflect the recovery of additional investments in utility plant made by UES. The Agreement also provides for the reconciliation and recovery of approximately $300,000 of supply-related working capital and administrative costs in UES’ Default Service rates, effective January 1, 2006. The Agreement reflects a stipulated return on common equity of 9.67%. As a component of the Agreement, UES withdrew its proposal for recovery of pension and PBOP costs through a reconciling rate mechanism and was allowed full recovery of its pension and PBOP costs in base rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/S/ MARK H. COLLIN
Mark H. Collin Senior Vice President, Chief Financial Officer and Treasurer

Date: August 29, 2006